EXHIBIT 10.2

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT is made and entered into on August 20, 2018 (hereinafter “EFFECTIVE DATE”) by and between H. Lee Moffitt Cancer Center and Research Institute, Inc. a non-profit Florida corporation organized pursuant to Section 1004.43, Florida Statutes, whose address is 12902 Magnolia Drive Tampa, Florida 33612-9497 (hereinafter “MOFFITT”) and Lixte Biotechnology Holdings, Inc. a Delaware corporation, whose address is 248 Route 25A, No. 2, East Setauket, NY 11733 (hereinafter “LICENSEE”). MOFFITT and LICENSEE are referred herein collectively as the “Parties” and each individually, as a “Party”.

WHEREAS, the Internal Revenue Service has determined that MOFFITT is exempt from Federal income tax under Internal Revenue Code Section 501(a) as an organization described in Code Section 501(c)(3) and classified it as a public charity under Code Section 509(a)(1) as a publicly supported organization described in Code Section 170(b)(1)(A)(vi);

WHEREAS, LICENSEE owns certain compounds designated LB-100 and LB-151 (the “Compounds”), which Compounds, and various uses thereof and processes related thereto, are covered by various patents and patent applications owned by LICENSEE;

WHEREAS, pursuant to a certain Material Transfer Agreement between LICENSEE and MoffiTt dated September 27, 2013 (“MTA”), LICENSEE supplied certain Material (as defined in the MTA) including the Compounds, for use by MOFFITT in certain Research (as defined in the MTA) and, pursuant to the MTA, LICENSEE was granted an option for an exclusive license to any rights of MOFFITT in any inventions developed in the course of the Research and, in the course of the Research, certain inventions were developed, including the inventions listed on Appendix A;

WHEREAS, MOFFITT wishes to have the inventions claimed in the LICENSED TECHNOLOGIES, and any resulting patents, commercialized to benefit the public good; and

WHEREAS, MOFFITT is willing to grant an exclusive license to its rights in the LICENSED TECHNOLOGIES to LICENSEE and LICENSEE desires to receive an exclusive license to the LICENSED TECHNOLOGIES, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises herein made and exchanged, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MOFFITT and LICENSEE agree as follows:

ARTICLE 1
DEFINITIONS AND RULES OF CONSTRUCTION

1.1 The following terms when capitalized, whether used in the singular or plural, shall have the respective meanings set forth below.

(a) “AFFILIATE” shall mean, with respect to a Party, any entity or person that directly or indirectly controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” means the direct or indirect: (i) ownership or control of greater than fifty percent (50%) of the voting equity of such Person; or (ii) right to direct or cause the direction of the policies and management of such Person, whether by the ownership of voting securities, by contract or otherwise. In any jurisdiction where ownership or control of greater than fifty percent (50%) is not permitted under applicable law, the “greater than 50%” threshold shall be deemed satisfied by the possession of substantially maximum percentage of ownership or control allowable in such jurisdiction.

(b) “CLASS A CLAIM” shall mean any VALID CLAIM that is not a CLASS B CLAIM.

(c) “CLASS B CLAIM” shall mean any VALID CLAIM that (i) is directed to a composition comprising monosodium glutamate or a method of use thereof, or (ii) otherwise contains a claim limitation of monosodium glutamate.

(d) “COMMENCEMENT DATE” means the date on which MOFFITT has entered the first patient on the clinical trial contemplated in the CTA.

(e) “COMMERCIALLY REASONABLE EFFORTS” shall mean, with respect to either Party in relation to this Agreement, such efforts that are consistent with the efforts and resources used by a biopharmaceutical company of similar size and market capitalization or a research institute of similar size and financial capability, as the case may be, as such Party in the exercise of its commercially reasonable business practices relating to an exercise of a right or performance of an obligation under this Agreement, including the research, development, manufacture and commercialization of a pharmaceutical or biologic compound or product, as applicable, at a similar stage in its research, development or commercial life as the relevant ROYALTY-BEARING PRODUCT, and that has commercial and market potential similar to the relevant ROYALTY-BEARING PRODUCT, taking into account issues of intellectual property coverage, safety and efficacy, stage of development, product profile, competitiveness of the marketplace, proprietary position, regulatory exclusivity, anticipated or approved labeling, present and future market and commercial potential, the likelihood of receipt of regulatory approval, profitability (including pricing and reimbursement status achieved or likely to be achieved), amounts payable to licensors of patent or other intellectual property rights, alternative products, and legal issues.

(f) “CONFIDENTIAL INFORMATION” of a Party shall mean all non-public or proprietary information disclosed by such PARTY to the other during the negotiation of or under this Agreement in any manner, whether orally, visually or in tangible form, that relates to LICENSED TECHNOLOGIES or the ROYALTY-BEARING PRODUCTS, or the business of such PARTY or the terms of this Agreement. CONFIDENTIAL INFORMATION includes the following, whether or not patentable: materials, know-how and data (whether technical or non-technical), trade secrets, inventions, methods and processes. Notwithstanding anything to the contrary herein, CONFIDENTIAL INFORMATION of LICENSEE includes all information that LICENSEE supplies pursuant to LICENSEE’s obligations under ARTICLE 6 and ARTICLE 8 of this Agreement. MOFFITT CONFIDENTIAL INFORMATION may include certain CONFIDENTIAL INFORMATION of the University of South Florida (“USF”) or other third-parties that is obtained by MOFFITT in accordance with one or more agreements between MOFFITT and USF or the applicable third party.

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(g) “CTA” means the Clinical Trial Research Agreement between MOFFITT and LICENSEE, dated as of July 2, 2018.

(h) “EARNED ROYALTY” is defined in Article 5.2.

(i) “EFFECTIVE DATE” is defined in the introductory paragraph of this Agreement.

(j) “FIELD” shall mean oncology diagnostics and therapeutics.

(k) “FIRST SALE” shall mean the first SALE of a ROYALTY-BEARING PRODUCT that results in NET SALES in any country.

(l) “IND” shall mean an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments or successor provisions thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application filed in the European Union).

(m) “INSOLVENT” shall mean that LICENSEE (i) has ceased to pay its debts in the ordinary course of business, (ii) is insolvent as defined by the United States Federal Bankruptcy Law, as amended from time to time, or (iii) has commenced bankruptcy, reorganization, receivership or insolvency proceedings, or any other proceeding under any Federal, state or other law for the relief of debtors.

(n) “INTELLECTUAL PROPERTY RIGHTS” shall mean any intellectual or industrial property rights, in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to patents, trademarks, copyrights, data or databases, trade secrets or know-how, and any application for registration of any of the foregoing.

(o) “LICENSE” refers to the license granted under Section 2.1.

(p) “LICENSED INFORMATION” shall mean all inventions, concepts, processes, information, data, know-how, research results, clinical data, and the like (other than the LICENSED PATENTS) that are owned or controlled by MOFFITT OR ITS AFFILIATES as of the EFFECTIVE DATE, and necessary or useful for (i) the practice of any claim of a LICENSED PATENT or (ii) the use, development, manufacture or sale of any ROYALTY-BEARING PRODUCT.

(q) “LICENSED PATENTS” shall mean MOFFITT’s and its AFFILATES’ rights in and to: (i) the patents and patent applications listed on Appendix A; (ii) any other patent or patent application covering an invention made, in whole or part, in the course of the Research or which was derived from use of the Material, or which discloses or claims any LICENSED INFORMATION; (iii) any additional patents or patent applications that LICENSEE elects to be included in Licensed PatentS pursuant to Section 13B of the CTA; (iv) any continuations, continuations-in-part (to the extent that they do not include new subject matter), divisionals, reissues, re-examinations, extensions or substitutions of any of the foregoing; (v) foreign equivalents or counterparts to any of the foregoing; and (vi) any patents that issue from any of the foregoing. Nothing in this Agreement is intended to establish or stipulate the owner(s) or ownership of the LICENSED PATENTS.

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  (r) “LICENSED TECHNOLOGIES” shall mean the LICENSED PATENTS and the LICENSED INFORMATION.

(s) “LICENSED TERRITORY” shall mean the entire world.

  (t) “NDA” shall mean a new drug application filed with the United States Food and Drug Administration to obtain marketing approval for a ROYALTY-BEARING PRODUCT in the United States or any comparable application filed with a regulatory authority in or for a country or group of countries other than the United States.

(u) “NET SALES” shall mean:

(i) the total gross revenues invoiced by LICENSEE or any of its AFFILIATES from the SALE of ROYALTY-BEARING PRODUCTS to a Third Party during the ROYALTY TERM, less the following deductions (“DEDUCTIONS”), provided they actually pertain to the disposition of ROYALTY-BEARING PRODUCTS as demonstrated by reasonable business records:

a) all reasonable and customary discounts, retroactive price reductions, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers;

b) all reasonable returns (including wholesaler and cash discounts customary in the trade to the extent that they are actually granted), credits and allowances on account of returns, bad debt deductions actually written off during the QUARTER in which sales occurred;

c) reasonable and customary packing charges, outbound transportation and freight charges; and

d) reasonable and customary duties, taxes (but not income taxes) and other governmental charges levied on the sale, transportation or delivery of ROYALTY-BEARING PRODUCTs, but not including income taxes of the LICENSEE.

e) wholesaler and cash discounts customary in the trade to the extent that they are actually granted.

(ii) No DEDUCTION shall be made for any other costs or expenses, including commissions to any person or entity on LICENSEE’s or an AFFILIATE’s payroll for the cost of collection.

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(iii) Notwithstanding any provision in this Agreement to the contrary, NET SALES shall not include: (a) the gross invoice price for ROYALTY-BEARING PRODUCTS used by, sold to, or leased to, any AFFILIATE unless such AFFILIATE is an end-user of such ROYALTY-BEARING PRODUCTS, in which case such NET SALES shall be calculated using the average gross invoice price charged to Third Parties who are not AFFILIATES during the same quarter or (b) the supply of ROYALTY-BEARING PRODUCTS for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes, any non-clinical development use or compassionate use, or as commercial samples. In the event that ROYALTY-BEARING PRODUCTS are leased or exchanged for consideration other than money, the gross invoice price shall be the average gross invoice price charged to Third Parties during the same Quarter.

(iv) NET SALES shall not include sublicensee sales.

(v) If a ROYALTY-BEARING PRODUCT is SOLD as part of a COMBINATION PRODUCT (as defined below), the amount to be used to determine the EARNED ROYALTIES (“X”) for such NET SALES of the COMBINATION PRODUCT will be determined by the following formula (determined on a country by country basis):

(X)	=	NET SALES for COMBINATION PRODUCT (calculated after DEDUCTIONS as set forth above)	×	A
A+B

Where: “A” is the gross invoice price in such country of the applicable ROYALTY-BEARING PRODUCT that is SOLD as the sole active ingredient and not in a combination with other drug products or other bundled products; and

“B” is the gross invoice price in such country of the other therapeutically active product(s) comprised in the combination other than the applicable ROYALTY-BEARING PRODUCT (or in the case of bundled products, the other product(s) sold in the bundle other than the applicable ROYALTY-BEARING PRODUCT), when such other products are not sold as part of a combination with the applicable ROYALTY-BEARING PRODUCT.

If “A” or “B” cannot be determined by reference to non-COMBINATION PRODUCT SALES as described above, then NET SALES will be calculated as above, but the gross selling price in the above equation will be determined by mutual agreement reached in good faith by the PARTIES prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, in the applicable country, variations in dosage units and the relative fair market value of each component in the COMBINATION PRODUCT.

As used in this definition, “COMBINATION PRODUCT” shall mean, in the case of a finished co-formulated pharmaceutical product, a product that comprises the therapeutically active ingredient(s) of the ROYALTY-BEARING PRODUCT co-formulated within such finished product with one or more additional active pharmaceutical ingredients that are not included in the ROYALTY-BEARING PRODUCT; and, in the case of one or more bundled products, a ROYALTY-BEARING PRODUCT that is SOLD in a bundle together with one or more separate product(s) each of which is not a ROYALTY-BEARING PRODUCT.

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(v) “OUT OF POCKET COSTS” means reasonable fees and costs actually incurred and paid or payable to a Third Party, as demonstrated by the incurring Party upon reasonable and contemporaneous documentation. The term “Out Of Pocket Costs” does not include any costs or expenses: (i) that have been reimbursed by LICENSEE, have been reimbursed or are reimbursable by any THIRD PARTY, or (ii) that are for core facilities charges, employee salaries, utilities and other overhead or indirect costs for MOFFITT.

(w) “PERSON” shall mean any natural person, firm, partnership, limited liability company, joint venture, business trust, trust, association, corporation, company, unincorporated entity or other entity.

(x) “PHASE 1B/2 CLINICAL TRIAL” shall mean the Clinical Protocol of LB-100 in the treatment of MDS set forth in Appendix B, including the clinical trial that is the subject of the CTA.

(y) “PHASE 2 CLINICAL TRIAL” shall mean a human clinical trial of a product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(b) and is intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular Indication or Indications in a target patient population, or a similar clinical study prescribed by the relevant regulatory authorities in a country other than the United States.

(z) “PHASE 3 CLINICAL TRIAL” shall mean a human clinical trial of a product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c) and is intended to (i) establish that the product is safe and efficacious for its intended use, (ii) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (iii) support regulatory approval for such product, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

(aa) “PLAN” is defined in Section 6.1.

(bb) “ROYALTY-BEARING PRODUCT” shall mean any product approved for use and used in connection with the treatment of MDS whose manufacture, use, sale, offer for sale or import would, but for the LICENSE granted hereunder, infringes a VALID CLAIM in the country in which such product is manufactured or sold.

(cc) ROYALTY TERM is defined in Section 5.1.

(dd) “SALE” shall mean, with respect to a ROYALTY-BEARING PRODUCT, the invoicing of sale, lease, transfer or disposition of such ROYALTY-BEARING PRODUCT from a LICENSEE or its AFFILIATE to a THIRD PARTY, provided that each of the following shall not constitute a SALE: (i) a transfer among LICENSEE, any of its AFFILIATES and/or any SUBLICENSEE, and (ii) any transfer, use or disposition for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes, any non-clinical development use or compassionate use, or as commercial samples. “SOLD” and “SELL” have the correlative meanings.

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(ee) “SUBLICENSE” shall mean a sublicense or other similar right, license, privilege or immunity granted by LICENSEE or an AFFILIATE to a THIRD PARTY under the LICENSED PATENTS to make, have made, use, sell, have sold, distribute, import or export ROYALTY-BEARING PRODUCTS.

(ff) “SUBLICENSE INCOME” shall mean consideration in any form received by LICENSEE or an AFFILIATE specifically in consideration of the grant to any Third Party of a SUBLICENSE. SUBLICENSE INCOME shall include any license signing fee, license maintenance fee, milestone payments, unearned portion of any minimum royalty payment received by LICENSEE or its AFFILIATE, in each case which is directly and specifically related to the grant of a SUBLICENSE and not for the grant of other rights, including other Intellectual Property Rights. SUBLICENCE INCOME shall not include funding specifically designated and used for research and development.

(gg) “SUBLICENSEE” shall mean a THIRD PARTY that is the recipient of a SUBLICENSE.

(hh) “SUBLICENSEE ROYALTY RATE” shall mean an amount equal to twenty percent (20%) of the SUBLICENSE INCOME actually received by LICENSEE from any SUBLICENSEE.

(ii) “TERM” is defined in Section 12.1.

(jj) “THIRD PARTY” shall mean, with respect to LICENSEE, any PERSON other than LICENSEE or any of its AFFILIATES, and with respect to MOFFITT, any PERSON other than MOFFITT or any of its AFFILIATES.

(kk) “VALID CLAIM” means either: (i) a claim of an issued and unexpired LICENSED PATENT that has not been permanently revoked or declared unenforceable or invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction and which has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable or surrendered through reissue, re-examination, disclaimer, or otherwise; or (ii) a claim of a pending patent application for a LICENSED PATENT that was filed in good faith and has not been cancelled, withdrawn, abandoned, or finally disallowed without the possibility of appeal or refiling of such application and has not been pending for more than ten (10) years.

1.2 Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition:	Section:
CHALLENGE	12.3(c)
CLAIM	13.1
COMPOUNDS	Preamble
DELAYING EVENT	6.5
DISPUTE	16.1
DISPUTE NOTICE	16.2
DISPUTE RESOLUTION PROCESS	16.1
FEDERAL PATENT POLICY	2.2
MRP	5.4
NON-PROSECUTING PARTY	9.3
PROSECUTING PARTY	9.3
QUARTER	5.3
ROYALTY TERM	5.1
THIRD PARTY IPR	5.7

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1.3 Rules of Interpretation and Construction. In this Agreement, except to the extent expressly provided otherwise:

(a) As used herein, the singular shall be deemed to include the plural, and the plural shall be deemed to include the singular, and all pronouns shall include the masculine, feminine and neuter, whenever the context and facts require such construction. The headings, captions, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. Except as otherwise indicated herein, all references to Articles, Sections and Appendixes herein shall be deemed to refer to the Articles, Sections and Appendixes of and to this Agreement, and the terms “herein”, “hereof”, “hereto”, “hereunder” and similar terms refer to this Agreement generally rather than to the particular provision in which such term is used. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner as though the words “but not limited to” immediately followed the same. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “any” shall mean “any and all” unless otherwise clearly indicated by context. “$” as used in this Agreement means the lawful currency of the United States of America. Derivative forms of any capitalized term defined herein shall have meanings correlative to the meaning specified herein.

(b) Except as otherwise expressly provided herein, references in this Agreement to any agreement, instrument or other document are to such agreement, instrument or other document as amended, modified or supplemented from time to time. It is the intention of the Parties hereto that every provision of this Agreement shall be construed simply according to its fair meaning and without any presumption, inference or rule requiring construction or interpretation of any such provision against the interests of any Party that drafted such provision (notwithstanding any rule of law requiring a provision to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

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ARTICLE 2
LICENSE GRANT AND TERM

2.1 Subject to all the terms and conditions of this Agreement, MOFFITT hereby grants to LICENSEE (a) an exclusive license to its rights under the LICENSED PATENTS, with the right to grant sublicenses, to make, have made, use, sell, have sold, import or export products within the FIELD in the LICENSED TERRITORY, and to practice processes and methods covered by the LICENSED PATENTS in connection with the foregoing, and (b) a non-exclusive license under the LICENSED INFORMATION to make, have made, use, sell, have sold, import or export products within the FIELD in the LICENSED TERRITORY and to practice processes and methods covered by the LICENSED INFORMATION in connection with the foregoing (collectively, the “LICENSE”).

2.2 To the extent that any invention included within the LICENSED TECHNOLOGIES has been funded in whole or in part by the United States government, the United States government retains certain rights in such invention including but not limited to 35 U.S.C. §200-212 and all regulations promulgated thereunder, as amended, and any successor statutes and regulations (collectively the “FEDERAL PATENT POLICY”). As a condition of the LICENSE granted hereby, LICENSEE acknowledges and shall comply with all aspects of the FEDERAL PATENT POLICY applicable to the LICENSED TECHNOLOGIES, including the obligation that LICENSED TECHNOLOGIES used or sold in the United States be manufactured substantially in the United States. Nothing contained in this Agreement obligates or shall obligate MOFFITT to take any action that would conflict in any respect with its past, current or future obligations to the United States Government under the FEDERAL PATENT POLICY with respect to the LICENSED TECHNOLOGIES.

2.3 Except as expressly provided in this Agreement, under no circumstances shall LICENSEE, as a result of this Agreement, obtain any interest in or any other right to any technology, know-how, patents, patent applications, materials or other intellectual or proprietary property of MOFFITT or its AFFILIATES, nor shall MOFFITT, as a result of this Agreement, acquire any interest in or any other right to any technology, know-how, patents, patent applications, materials or other intellectual or proprietary property of LICENSEE, its AFFILIATES or SUBLICENSEEs.

2.4 MOFFITT shall disclose the LICENSED INFORMATION to LICENSEE, which LICENSEE shall be entitled to use as provided in this ARTICLE 2.

2.5 MOFFITT represents and warrants that to the best of its knowledge after due inquiry: (a) it has obtained from all relevant persons appropriate agreements vesting in MOFFITT and/or USF all rights to LICENSED PATENTS necessary to grant to LICENSEE the rights granted hereunder, and, upon the request of LICENSEE, MOFFITT shall provide to LICENSEE copies of such agreements and (b) MOFFITT and its AFFILIATES have not licensed, sublicensed, transferred or assigned any rights to a Third Party in any Licensed PATENTS licensed under this Agreement.

2.6 Other than the obligations expressly provided in this Agreement, LICENSEE assumes no obligation (financial or otherwise) to any other PERSON not a party to this Agreement under any oral or written agreement between MOFFITT and such other PERSON (including any inter-institutional agreement between MOFFITT and USF). For the avoidance of doubt, LIXTE has no obligations under this Agreement to make any payments to USF, and any payment or other obligations to USF that may arise under the agreement between MOFFITT and USF are solely the obligation of MOFFITT.

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ARTICLE 3
SUBLICENSES

3.1 LICENSEE shall have the right to grant SUBLICENSES under the LICENSEE to SUBLICENSEES:

(a) Any sublicense granted by LICENSEE shall be set forth in a written agreement that complies with and is consistent with all applicable terms and conditions of this Agreement. A SUBLICENSE agreement between the LICENSEE and any SUBLICENSEE shall be subject to and subordinate to this Agreement.

(b) LICENSEE shall provide MOFFITT with a final copy of each executed SUBLICENSE agreement within thirty (30) days after execution thereof, and LICENSEE may reasonably redact the economic and business terms of such SUBLICENSE agreement, provided that such SUBLICENSE agreement must be sufficiently unredacted so that MOFFITT can confirm that the terms of such SUBLICENSE agreement are consistent with the terms of this Agreement. During the term of a SUBLICENSE agreement, LICENSEE shall be responsible to MOFFITT for each SUBLICENSEE’S material compliance with all terms and conditions of this Agreement applicable to a SUBLICENSEE, and LICENSEE shall use COMMERCIALLY REASONABLE EFFORTS to cause its SUBLICENSEE to comply in all material respects with all provisions of this Agreement applicable to SUBLICENSEE.

3.2 LICENSEE shall pay to MOFFITT a portion of all SUBLICENSE INCOME received by LICENSEE at the SUBLICENSEE ROYALTY RATE, provided that, if as of the date on which a payment obligation under this Section 3.2 accrues, there is at least one CLASS B CLAIM and there is no CLASS A CLAIM, then the SUBLICENSEE ROYALTY RATE shall be reduced to twelve percent (12%) of the SUBLICENSE INCOME actually received by LICENSEE from any SUBLICENSEE. Commencing on the date on which there are no VALID CLAIMS in the LICENSED PATENTS, LICENSEE’s payment obligation under this Section 3.2 shall cease.

3.3 LICENSEE agrees that it has sole responsibility to promptly provide MOFFITT with a copy of any amendments to any SUBLICENSE agreement granted by LICENSEE under this Agreement (subject to reasonable redaction consistent with Section 3.1 and notify MOFFITT of termination of any SUBLICENSE agreement.

3.4 Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default under its SUBLICENSE agreement shall have the right to receive a direct license from MOFFITT on substantially the same terms and conditions as its SUBLICENSE agreement with LICENSEE. LICENSOR agrees to negotiate such licenses in good faith under reasonable terms and conditions, and the SUBLICENSE shall remain in force during such good faith negotiations.

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ARTICLE 4
LICENSE ISSUE FEE; LICENSE MAINTENANCE FEE; MILESTONE PAYMENTS

4.1 LICENSEE shall pay to MOFFITT a non-refundable license issue fee of twenty five thousand ($25,000) within ten (10) days of the COMMENCEMENT DATE.

4.2 During the ROYALTY TERM of this Agreement, LICENSEE agrees to pay to MOFFITT an annual license maintenance fee (“LMF”) of twenty five thousand ($25,000), commencing on the first anniversary of the EFFECTIVE DATE and every anniversary thereafter until LICENSEE starts to pay Minimum Royalty Payments under ARTICLE 5. The LMF payable in years in which milestone payments as described in Article 4.4 are paid shall be fully creditable against such milestone payments.

4.3 Subject to Section 4.5, LICENSEE shall pay the following milestone payments to MOFFITT:

(a) a non-refundable milestone payment of twenty thousand dollars ($20,000) when LICENSEE initiates its first PHASE 2 CLINICAL TRIAL of a ROYALTY-BEARING PRODUCT for MDS, other than the second portion of the Phase 1b/2 Clinical Trial set forth in Appendix B;

(b) a non-refundable milestone payment of ninety thousand dollars ($90,000) when LICENSEE initiates its first PHASE 3 CLINICAL TRIAL of a ROYALTY-BEARING PRODUCT for MDS;

(c) a non-refundable milestone payment of one hundred and fifty thousand ($150,000) upon the acceptance for review by the FDA of the first NDA for a ROYALTY-BEARING PRODUCT for MDS;

(d) a non-refundable milestone payment of three hundred and thirty seven thousand dollars ($337,000) upon the approval in favor of LICENSEE by the FDA of an NDA for the first indication of a ROYALTY-BEARING PRODUCT for MDS;

(e) a non-refundable milestone payment of one hundred and fifty thousand dollars ($150,000) upon approval in favor of LICENSEE of a European equivalent of an NDA for a first indication of a ROYALTY-BEARING PRODUCT for MDS;

(f) a non-refundable milestone payment of one hundred and fifty thousand dollars ($150,000) upon approval in favor of LICENSEE of a Japanese equivalent of an NDA for a first indication of a ROYALTY-BEARING PRODUCT for MDS;

(g) a non-refundable milestone payment of one million dollars ($1,000,000) when LICENSEE reaches a total of one billion dollars ($1,000,000,000) in cumulative NET SALES for SALES of ROYALTY-BEARING PRODUCTS.

4.4 For avoidance of doubt, initiation of clinical trials in Section 4.1 occurs upon the dosing of the first patient in the applicable clinical trial. The milestone fees set forth in Section 4.1 shall not be credited against EARNED ROYALTIES payable by LICENSEE under ARTICLE 5. For the avoidance of doubt, each of the milestone payments listed in Section 4.1 shall be payable no more than one time, and, without limiting Section 4.5, in no event shall LICENSEE be obligated to pay aggregate milestone payments in an amount greater than one million, eight hundred ninety seven thousand U.S. dollars ($1,897,000).

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4.5 Notwithstanding anything to the contrary herein, LICENSEE shall be obligated to pay the amounts specified in Sections 4.2, 4.3 and 12.5 only if, on the date on which the applicable payment obligation accrues, there is at least one VALID CLAIM, provided that if on such date, there is at least one CLASS B CLAIM but there is no CLASS A CLAIM, then the payment obligations otherwise applicable under Sections 4.2, 4.3 and 12.5, as the case may be, shall be reduced to sixty percent (60%) of the amounts specified above. Commencing on the date on which there are no VALID CLAIMS in the LICENSED PATENTS, all of LICENSEE’s payment obligations under Sections 4.2, 4.3 and 12.5 shall cease.

ARTICLE 5
EARNED ROYALTIES; MINIMUM ROYALTY PAYMENTS

5.1 Unless terminated earlier as provided in ARTICLE 12, the obligation hereunder to pay EARNED ROYALTIES shall commence on the date of the FIRST SALE of a ROYALTY-BEARING PRODUCT, and shall automatically expire on a country-by-country basis, on the date on which the last VALID CLAIM of the LICENSED PATENTS expires, lapses or is declared invalid, and the obligation to pay any EARNED ROYALTIES under this Agreement shall terminate on the date on which the last VALID CLAIM of the LICENSED PATENTS expires, lapses or is declared to be invalid in all countries (the “ROYALTY TERM”).

5.2 During the ROYALTY TERM, as partial consideration for the LICENSE, subject to Section 5.7, LICENSEE shall pay to MOFFITT an earned royalty of four percent (4%) on worldwide cumulative NET SALEs of ROYALTY-BEARING PRODUCTS by LICENSEE or its AFFILIATES (“EARNED ROYALTIES”), provided that, if as of the date on which a payment obligation under this Section 5.2 accrues, there is at least one CLASS B CLAIM and there is no CLASS A CLAIM, then the royalty rate payable under this Section 5.2 shall be reduced to two percent (2%) and each applicable MRP payable under Section 5.4 shall be reduced to sixty percent (60%) of the amount specified in Section 5.4.

5.3 LICENSEE shall pay all EARNED ROYALTIES accruing to MOFFITT within sixty (60) days from the end of each quarter (“QUARTER”) (i.e., by March 31, June 30, September 30 and December 31), beginning in the QUARTER in which NET SALES occur.

5.4 During the ROYALTY TERM, LICENSEE agrees to pay MOFFITT annual Minimum Royalty Payments (“MRP”), commencing on the first anniversary of the EFFECTIVE DATE to occur at least twelve (12) month after the First Sale, each anniversary of the EFFECTIVE DATE thereafter during the ROYALTY TERM. LICENSEE shall continue to pay the MRP until the end of the ROYALTY TERM. MOFFITT shall fully credit each MRP made against any EARNED ROYALTIES payable by LICENSEE in the same year. Subject to Section 5.7, the MRP shall be in the following amounts:

Years after FIRST SALE	MRP

1 through 4	$50,000

Beginning upon the first anniversary of year 5 and each year thereafter	$100,000

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5.5 All EARNED ROYALTIES and other payments due under this Agreement shall be paid to MOFFITT in United States Dollars. In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by Citibank (or successor) at the end of the last business day of the quarter in which the royalty was earned. If overdue, the royalties and any other payments due under this Agreement shall bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at Citibank (or successor) as of the payment due date. If the interest rate required in this subsection exceeds the legal rate in a jurisdiction where a claim for such interest is being asserted, the required interest rate shall be reduced, for such claim only, to the maximum interest rate allowable in the jurisdiction. The payment of such interest shall not foreclose MOFFITT from exercising any other right it may have as a consequence of the failure of LICENSEE to make any payment when due.

5.6 No multiple royalties shall be payable because any ROYALTY-BEARING PRODUCT, its manufacture, use, lease or sale are or shall be covered by more than one of the LICENSED PATENTS licensed under this Agreement.

5.7 If LICENSEE or its AFFILIATES obtain a license under any INTELLECTUAL PROPERTY RIGHTS of a THIRD PARTY (“THIRD PARTY IPR”) to make, use, sell, offer for sale or import or export a ROYALTY-BEARING PRODUCT in consideration of a payment payable to a THIRD PARTY, then the EARNED ROYALTIES and MRP payable hereunder in respect of each ROYALTY-BEARING PRODUCT covered by or incorporating such THIRD PARTY IPR shall be reduced by an amount equal to twenty five percent (25%) of the amount of the payment to such THIRD PARTY, provided that the EARNED ROYALTIES or MRP payable to MOFFITT shall in no event be reduced more than seventy five percent (75%) of the applicable amount specified in Section 5.2 or 5.4, as the case may be.

5.8 LICENSEE is responsible for any and all wire/bank fees associated with all payments due to MOFFITT pursuant to this Agreement.

ARTICLE 6
DUE DILIGENCE

6.1 LICENSEE shall develop, commercialize, and market the ROYALTY-BEARING PRODUCTS and has designed a plan for such purpose that includes a description of research and development, testing, government approval, manufacturing, marketing and sale or lease of ROYALTY-BEARING PRODUCTS (“PLAN”). A copy of the PLAN is attached to this Agreement as Appendix C and incorporated herein by reference.

6.2 LICENSEE shall use COMMERCIALLY REASONABLE EFFORTS to implement the PLAN and to obtain regulatory approval for the ROYALTY-BEARING PRODUCTS.

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6.3 Within sixty (60) days of each anniversary of the EFFECTIVE DATE, LICENSEE shall provide a written report to MOFFITT, indicating LICENSEE’s progress and problems to date in performance under the PLAN. Such report shall include a detailed description of each research study performed with respect to ROYALTY-BEARING PRODUCTS. From time to time while this Agreement is in effect, LICENSEE shall furnish MOFFITT with reasonable requested information pertaining to the development, marketing, and commercialization of the ROYALTY-BEARING PRODUCTS, provided that MOFFITT shall not make such request more than once every QUARTER. All information provided to MOFFITT under this Section 6.3 shall be CONFIDENTIAL INFORMATION of LICENSEE hereunder.

6.4 If at any time LICENSEE abandons or suspends its research, development, or marketing of the ROYALTY-BEARING PRODUCTS or its intent to research, develop and market such products, or otherwise fails to materially comply with its due diligence obligations under this Article for a period exceeding ninety (90) days, LICENSEE shall immediately notify MOFFITT giving reasons and a statement of its intended actions.

6.5 LICENSEE agrees that MOFFITT shall be entitled to terminate this Agreement pursuant to Section 12.3(b) upon the occurrence of any of the following:

(a) LICENSEE has failed to achieve one of the following undertakings:

(i) Execution of a strategic alliance/SUBLICENSE agreement with a commercial partner within twenty four (24) months after completion by LICENSEE or its designee of a PHASE 2 CLINICAL TRIAL for an indication of a ROYALTY BEARING PRODUCT for MDS, and submission of final trial report to LICENSEE for such trial; or

(ii) If a satisfactory strategic alliance and/or SUBLICENSE cannot be arranged as set forth in Section 6.5(a)(i), LICENSEE reserves the right to market the ROYALTY-BEARING PRODUCT, provided that LICENSEE or its SUBLICENSEE shall initiate a PHASE 3 CLINICAL TRIAL for an indication of a ROYALTY BEARING PRODUCT for MDS within four (4) years after completion of the PHASE 2 CLINICAL TRIAL referenced in subsection (i) above.

The termination provisions of Section 6.5 shall not apply if LICENSEE demonstrates COMMERCIALLY REASONABLE EFFORTS to achieve either one of (i) or (ii) above. For the avoidance of doubt and notwithstanding anything to the contrary herein, LICENSEE will not be deemed to have failed to have exercised COMMERCIALLY REASONABLE EFFORTS if the failure to achieve such undertaking results from one or more of the following events or circumstances has occurred (each, a “DELAYING EVENT”): (1) the occurrence of serious adverse events or safety or toxicity issues such that LICENSEE, its AFFILIATE and/or SUBLICENSEE (as the case may be) determines to hold or delay a study, (2) any regulatory hold, constraint or restriction imposed or raised by a regulatory authority that is not consequent on regulatory filing deficiencies of licensee, (3) process development, manufacture or supply delays or failures arising from events not under LICENSEE’s (or its AFFILIATE’S and/or SUBLICENSEE’S, as the case may be) control, (4) any force majeure event, (5) delay attributable to any act or omission by MOFFITT or its AFFILIATES or (6) a third party alleges that the development, manufacture, use or sale of the ROYALTY-BEARING PRODUCT infringes its INTELLECTUAL PROPERTY RIGHTS.

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ARTICLE 7
CONFIDENTIALITY AND PUBLICITY

7.1 Subject to the Parties’ rights and obligations pursuant to this Agreement, MOFFITT and LICENSEE agree that during the TERM of this Agreement and for five (5) years after termination of the Agreement, each Party:

(a) will keep confidential and will cause their Affiliates and, in the case of LICENSEE, its SUBLICENSEEs, to keep confidential, CONFIDENTIAL INFORMATION disclosed to it by the other Party, by taking whatever action the Party receiving the CONFIDENTIAL INFORMATION would take to preserve the confidentiality of its own CONFIDENTIAL INFORMATION, which in no event shall be less than reasonable care; and

(b) will only disclose that part of the other’s CONFIDENTIAL INFORMATION to its officers, employees or agents that is necessary for those officers, employees or agents who need to know to carry out its responsibilities under this Agreement; and

(c) will not use the other Party’s CONFIDENTIAL INFORMATION other than as expressly set forth in this Agreement or disclose such CONFIDENTIAL INFORMATION to any Third Parties under any circumstance without advance written permission from the other Party; and

(d) will within sixty (60) days of termination of this Agreement, return or destroy all the CONFIDENTIAL INFORMATION disclosed to it by the other Party pursuant to this Agreement except for one copy which may be retained by the recipient for monitoring compliance with this ARTICLE 7 and/or for use in complying with any regulatory requirements.

7.2 The obligations of confidentiality described in Section 7.1 above shall not pertain to that part of the CONFIDENTIAL INFORMATION that as established by written records:

(a) is already in the recipient’s possession prior to receipt from the disclosing party; or

(b) is in the public domain by use and/or publication at the time of receipt from the disclosing party, or enters into the public domain through no improper act of the receiving party; or

(c) is developed independently by the receiving party without reference to the information of the disclosing party; or

(d) is properly obtained by receiving party from a Third Party with a valid legal right to disclose such information and such Third Party is not under a confidentiality obligation to such information to the disclosing party; or

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(e) is required to be disclosed pursuant to the securities laws; or

(f) is required to be disclosed by law, as confirmed by an opinion of recipient’s outside counsel, but only after the disclosing party is given prompt written notice and an opportunity to seek a protective order.

7.3 Except as required by law, neither Party may disclose the financial terms of this Agreement without the prior written consent of the other Party, except that (a) MOFFITT may share such terms with USF, subject to USF entering into an appropriate confidentiality with LICENSEE and/or its SUBLICENSEE (as the case may be) and (b) LICENSEE may share such terms, and potential acquirers, investors or SUBLICENSEES, under confidentiality terms no less stringent than the terms provided in this ARTICLE 7, and with its accountants and tax advisors.

ARTICLE 8
ROYALTY REPORTS, RECORDS AND INSPECTIONS

8.1 LICENSEE shall, within sixty (60) days after the QUARTER in which NET SALES first occur, and within sixty (60) days after each QUARTER (March 31, June 30, September 30 and December 31) thereafter, provide MOFFITT with a written royalty report, substantially similar to the Moffitt Cancer Center Royalty Report format in Appendix D (a “ROYALTY REPORT”)., detailing the NET SALES made by LICENSEE and its AFFILIATES, and SUBLICENSEE INCOME received from SUBLICENSEEs for the SALE of ROYALTY-BEARING PRODUCTS during the preceding QUARTER, and calculating the payments due pursuant to ARTICLE 5. NET SALES of a ROYALTY-BEARING PRODUCT shall be deemed to have occurred on the date of collection of invoices for such ROYALTY-BEARING PRODUCT. Each such ROYALTY REPORT shall be signed by an officer of LICENSEE (or the officer’s designee), and must include:

(a) the number of ROYALTY-BEARING PRODUCTS manufactured, sold, leased or otherwise transferred or disposed of by LICENSEE or its AFFILIATES;

(b) a calculation of NET SALES for the applicable reporting period in each country, including the gross invoice prices charged for the ROYALTY-BEARING PRODUCTS and any permitted DEDUCTIONS;

(c) a calculation of total EARNED ROYALTIES due, including any exchange rates used for conversion; and

(d) names and addresses of all SUBLICENSEES and the amount of any SUBLICENSEE INCOME received from each SUBLICENSEE.

8.2 LICENSEE shall keep and maintain accurate books and records reflecting the underlying data for NET SALES and SUBLICENSE INCOME, containing an accurate accounting of all data in sufficient detail to enable verification of EARNED ROYALTIES and other payments under this Agreement. Such books and records shall be open to inspection by MOFFITT and/or an independent accounting firm designated by MOFFITT and reasonably acceptable to LICENSEE, at MOFFITT’S expense, during normal business hours upon at least fifteen (15) days’ written notice and at a time that is mutually convenient for the parties, for purposes of confirming the accuracy of LICENSEE’S ROYALTY REPORTS, provided that such auditor has entered into a reasonable confidentiality agreement with LICENSEE, and provided further that such inspection shall not occur more than once every calendar year. Such auditor may disclose to MOFFITT its conclusions with respect to the accuracy of the ROYALTY REPORTS, but it may not disclose to MOFFITT the underlying data or work papers. LICENSEE shall preserve such books and records for three (3) years after the calendar year to which they pertain. In the event that such audit determines that LICENSEE had underpaid the amounts due to MOFFITT with respect to the audited period by more than ten percent (10%) and such conclusion is not disputed by LICENSEE, LICENSEE shall pay the reasonable cost of such examination, together with the deficiency not previously paid, and accrued interest on the underpayment at the lesser of the maximum rate allowed by law or 1.5% per month, all within thirty (30) days of receiving notice thereof from MOFFITT. In the event that following such audit the Parties cannot agree on the discrepancies in any EARNED ROYALTIES or payments due, the Parties shall resolve such disagreement pursuant to the procedures set forth in ARTICLE 16.

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ARTICLE 9
PATENT PROTECTION

9.1 LICENSEE shall be responsible for all OUT OF POCKET COSTS of preparing, filing, prosecuting and maintaining of all patent applications and patents contained in the LICENSED PATENTS (a) incurred by MOFFITT prior to the EFFECTIVE DATE and (b) incurred by LICENSEE during the TERM. For the avoidance of doubt, prosecution shall include re-examinations, reissues, interferences, inter-parties review, post-grant review, oppositions and the like. MOFFITT agrees that the amount payable under subsection (a) of this Section 9.1 shall not exceed $ $27,000. Such amount shall be paid to MOFFITT within ten (10) days of the COMMENCEMENT DATE.

9.2 During the ROYALTY TERM, LICENSEE shall pay for OUT OF POCKET COSTS for filing, prosecuting and maintaining the patent applications and patents contained in the LICENSED PATENTS. If LICENSEE does not agree to pay such OUT OF POCKET COSTS of filing, prosecuting or maintaining a patent application or patent in any country, then it shall so inform MOFFITT, and thereafter MOFFITT may file, prosecute and maintain such patent application or patent in such country at its own expense, and LICENSEE’s rights under this Agreement shall terminate automatically with respect to such patent application or issued patent.

9.3 LICENSEE shall have the right to file, prosecute and maintain the patent applications and patents contained in the LICENSED PATENTS using its own counsel at its own cost during the TERM of this AGREEMENT.

9.4 With respect to any patent applications and patents contained in the LICENSED PATENTS, the Party responsible for directing prosecution (the “Prosecuting Party”) and its patent counsel shall (a) consult with the other Party (the “Non-prosecuting Party”) and keep the Non-prosecuting Party reasonably informed of the progress of the preparation, filing, prosecution and maintenance of such patent applications and patents, (b) consult with the Non-prosecuting Party and keep the Non-prosecuting Party reasonably informed about patent strategy with respect to such patent applications and patents, (c) provide to the Non-prosecuting Party advance copies of documents relevant to preparation, filing, prosecution and maintenance of such patent applications and patents sufficiently in advance of filing to allow the Non-prosecuting Party a reasonable opportunity to review and comment on such documents, (d) consider and implement the Non-prosecuting Party’s reasonable comments on such patent filings, and (e) provide the Non-prosecuting Party with final copies of such documents. Without limiting the foregoing, LICENSEE agrees to use COMMERCIALLY REASONABLE EFFORTS to pursue a strategy to obtain broad and strong patent protection in the best interest of MOFFITT and LICENSEE. The Prosecuting Party will not finally abandon any patent application without the Non-prosecuting Party’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. For the avoidance of doubt, any patent application that is abandoned as set forth in this Section 9.4, or any issued patent or patent application for which LICENSEE’s rights have been terminated as set forth in Section 9.2, shall cease to be a LICENSED PATENT hereunder as of such abandonment or termination, as the case may be. LICENSEE shall be the Prosecuting Party and MOFFITT shall be the Non-prosecuting Party for all LICENSED PATENTS unless otherwise agreed to in writing.

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9.5 LICENSEE shall apply, and shall require SUBLICENSEES to apply the patent marking notices required by the law of any country where such ROYALTY-BEARING PRODUCTs are made, sold, used or shipped, including the applicable patent laws of that country.

9.6 With respect to the prosecution of International Patent Application No. PCT/US2015/041709 (the “’709 Application”) and International Patent Application No. PCT/US2015/041714 (the “’714 Application”):

(a) The Parties agree that the ’709 Application (including the national stage applications thereof) will be abandoned, and

(b) LICENSEE (as the Prosecuting Party) agrees to take COMMERCIALLY REASONABLE EFFORTS in the prosecution of the ’714 Application (including the national stage applications thereof).

ARTICLE 10
INFRINGEMENT AND LITIGATION

10.1 Each Party shall promptly notify the other in writing in the event that (a) it obtains knowledge of activity by THIRD PARTIES infringing or otherwise violating the INTELLECTUAL PROPERTY RIGHTS in the LICENSED PATENTS, or (b) it is sued or threatened with an infringement suit, in any country in the LICENSED TERRITORY as a result of activities relating to the ROYALTY-BEARING PRODUCTS.

10.2 During the TERM:

(a) LICENSEE shall have the first right, but not the obligation, to assert and defend LICENSED PATENTS respecting infringement or other violation of INTELLECTUAL PROPERTY RIGHTS relating to the ROYALTY-BEARING PRODUCTS by THIRD PARTIES in the LICENSED TERRITORY using counsel of its own selection. This right includes bringing any legal action for infringement and defending any counter claim of a THIRD PARTY respecting the LICENSED PATENTS such as a counter claim or declaratory judgment for invalidity, non-infringement, or unenforceability. If, in the reasonable opinion of LICENSEE’s and MOFFITT’s respective counsel, MOFFITT is required to be a named party to any such suit for standing purposes, LICENSEE may join MOFFITT as a party and MOFFITT shall consensually appear in such action; provided, however, that (i) MOFFITT shall not be the first named party in any such action, (ii) the pleadings and any public statements about the action shall state that the action is being pursued by LICENSEE and that LICENSEE has joined MOFFITT as a party; and (iii) LICENSEE shall keep MOFFITT reasonably apprised of all developments in any such action. No settlement, consent judgment, or other voluntary final disposition of any action by LICENSEE that admits the invalidity, unenforceability, or scope of the LICENSED PATENTS may be entered into without the prior written consent of MOFFITT, such consent not to be unreasonably withheld, delayed or conditioned. MOFFITT shall bear their own legal expenses with respect to any such litigation. Except for providing reasonable assistance, at the request and expense of LICENSEE, MOFFITT shall have no obligation regarding the legal actions described in Section 10.2 unless required to participate by law. However, MOFFITT shall have the right to participate in any such action through its own counsel and at its own expense. Any recovery shall first be applied to LICENSEE’s OUT OF POCKET COSTS and second shall be applied to MOFFITT’s OUT OF POCKET COSTS, including legal fees. MOFFITT shall recover twenty percent (20%) of any excess recovery over those expenses.

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(b) In the event LICENSEE fails to initiate and pursue or participate in the actions described in the preceding paragraph (a) within sixty (60) days of LICENSEE first becoming aware of an infringement of LICENSED PATENTS or other violation of intellectual property rights relating to the ROYALTY-BEARING PRODUCTs or (b) upon notice by LICENSEE to MOFFITT that it does not intend to initiate, pursue or participate in such action(s), whichever is earlier, MOFFITT shall have the right to initiate or take over such legal action at its own expense and MOFFITT may use the name of LICENSEE as a party in such action if, in the reasonable opinion of LICENSEE’s and MOFFITT’s respective counsel, LICENSEE is required to be a named party to any such suit for standing purposes. In such case, LICENSEE shall provide reasonable assistance to MOFFITT if requested to do so. No settlement, consent judgment, or other voluntary final disposition of any action by MOFFITT that admits the invalidity, unenforceability, or scope of the LICENSED PATENTS may be entered into without the prior written consent of LICENSEE, such consent not to be unreasonably withheld, delayed or conditioned. Any recovery shall first be applied to MOFFITT’s OUT OF POCKET COSTS and second shall be applied to LICENSEE’s OUT OF POCKET COSTS, including legal fees. Any excess recovery over those fees shall be split between MOFFITT and LICENSEE on a pro rata basis as determined by the relative total OUT OF POCKET COSTS incurred by each party in pursuing the legal action.

10.3 In the event LICENSEE is permanently enjoined from exercising its LICENSE under this Agreement pursuant to an infringement action brought by a THIRD PARTY, or if both LICENSEE and MOFFITT elect not to undertake the defense or settlement of a suit alleging infringement for a period of six (6) months from notice of such suit, then either Party shall have the right to terminate this Agreement in the country where the suit was filed with respect to the LICENSED PATENT following thirty (30) days’ written notice to the other party in accordance with the terms of ARTICLE 14.

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ARTICLE 11
USE OF NAMES

Neither Party shall use the names of the other Party or its AFFILIATES, or any of their employees, or any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from the other Party or the applicable AFFILIATE in each case, except that LICENSEE and/or MOFFITT may state that LICENSEE has licensed from MOFFITT one or more of the patents and/or applications within the LICENSED PATENTS. Nothing herein shall prevent MOFFITT from complying with public information requests as required under Florida law or from including general information about the Agreement in reports, or LICENSEE from complying with any disclosure requirements under applicable law.

ARTICLE 12
TERM AND TERMINATION

12.1 The term of this Agreement shall commence on the EFFECTIVE DATE and continue until terminated pursuant to this ARTICLE 12 (the “TERM”).

12.2 After the expiration of the ROYALTY TERM in all countries, all of LICENSEE’s and its AFFILIATE’S obligations worldwide under Sections 3.1(b), 3.2, 3.3, ARTICLE 4 (Milestone Payments), ARTICLE 5 (Earned Royalties; Minimum Royalty Payments) (in each of the foregoing, other than payment obligations that accrued prior to such expiration); ARTICLE 6 (Due Diligence) and ARTICLE 8 (Reports, Records and Inspections) (other than Section 8.2) will terminate, but the LICENSE to the LICENSED INFORMATION granted under Section 2.1 shall continue in all respects, provided that it shall be fully-paid, royalty-free, irrevocable and non-terminable.

12.3 MOFFITT shall have the right, at its option, upon written notice to LICENSEE to terminate this Agreement in the event that LICENSEE:

(a) fails to make any payment whatsoever due and payable pursuant to this Agreement and which is not the subject of a bona fide dispute, unless LICENSEE shall make all such payments (and all interest due on such payments under Article 5.5) within the thirty (30) day period after receipt of written notice from MOFFITT; or

(b) commits a material breach of any other provision of this Agreement which is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from MOFFITT, or upon receipt of such notice if such breach is not capable of being cured; or

(c) challenges, or directly or indirectly urges a Third Party on behalf of the LICENSEE to challenge, whether as a claim, a cross-claim, counterclaim the validity or enforceability of any of the LICENSED PATENT before any court, arbitrator, or other tribunal or administrative agency in any jurisdiction a (“CHALLENGE”), provided that (i) pursuit of or participation in any proceeding to determine whether John Kovach is an inventor or ownership of the LICENSED PATENTs set forth on Schedule A shall not be deemed a CHALLENGE hereunder and will not be a basis for termination under this Section 12.3(c), and (ii) it shall not be deemed a CHALLENGE and will not be a basis for termination under this Section 12.3(c) if LICENSEE challenges the validity or enforceability of any LICENSED PATENT in response to or defend a prior assertion by MOFFITT or any successor to the ownership interest of a LICENSED PATENT that LICENSEE, its AFFILIATE, SUBLICENSEE or any agent or customer of the foregoing is infringing a LICENSED PATENT.

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12.4 Notwithstanding any provision herein to the contrary, this Agreement shall terminate automatically without any notice to LICENSEE in the event LICENSEE shall cease to carry on its business or becomes insolvent, or a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for sixty (60) days, or LICENSEE makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE.

12.5 LICENSEE shall have the right to terminate this Agreement upon written notice to MOFFITT:

(a) in the event that MOFFITT commits a material breach of any of the provisions of this Agreement and such breach is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from LICENSEE, or upon receipt of such notice if such breach is not capable of being cured;

(b) for convenience upon sixty (60) days prior notice, with the payment of a termination fee in this Section 12.5(b). If as of the date of such termination LICENSEE has discontinued or cancelled development of all ROYALTY-BEARING PRODUCTS, then there shall be no termination fee. If as of the date of such termination LICENSEE has not discontinued or cancelled development of all ROYALTY-BEARING PRODUCTS, the termination fee shall be two million five hundred thousand dollars ($2,500,000). For the avoidance of doubt, (i) the term “discontinued or cancelled development of all ROYALTY-BEARING PRODUCTS” as used herein does not include delaying or temporarily suspending development of a ROYALTY-BEARING PRODUCT, (ii) LICENSEE shall be deemed to have discontinued or cancelled development of all ROYALTY-BEARING PRODUCTS for purposes of this Section 12.5(b) if it has publicly announced the discontinuance or cancellation of its development program(s) for all ROYALTY-BEARING PRODUCTS, but is in the process of winding down development and/or completing existing clinical trials as required by applicable legal or regulatory requirements and (iii) there is no termination fee for any termination hereunder other than a termination by LICENSEE under this Section 12.5(b).

12.6 Upon termination of this Agreement for the reasons set forth in Section 12.3 above, all rights and licenses granted to LICENSEE under the terms of this Agreement are terminated and MOFFITT has the option, in its discretion, to terminate any sublicense granted by LICENSEE, provided that any SUBLICENSEEs not then in default shall have the right to obtain a license under the LICENSED PATENTS directly from MOFFITT on terms and conditions substantially the same as the terms and conditions of its SUBLICENSE agreement. MOFFITT agrees to negotiate such licenses in good faith under reasonable terms and conditions, and the sublicenses shall remain in force during such good faith negotiations. Upon such termination, LICENSEE’s LICENSE under the LICENSED TECHNOLOGIES shall terminate. Within sixty (60) days of the effective date of termination LICENSEE shall return to MOFFITT:

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(a) All materials relating to or containing the LICENSED INFORMATION, and all CONFIDENTIAL INFORMATION disclosed by MOFFITT, subject to Section 7.1(d);

(b) the last report required under ARTICLE 6 or ARTICLE 8; and

(c) all payments incurred up to the effective date of termination.

12.7 Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE’s obligation to pay all EARNED ROYALTIES and other payments specified by ARTICLE 4 and ARTICLE 5 accrued prior to termination. The following provisions shall survive any termination: ARTICLE 1 (Definitions), ARTICLE 7 (Confidentiality and Publicity), Section 8.2, ARTICLE 11(Use of Names), Sections 12.6 -12.9, ARTICLE 13 (Indemnification; Insurance; No Warranties), ARTICLE 14 (Notices, Payments), ARTICLE 16 (Dispute Resolution) and ARTICLE 17 (Miscellaneous).

12.8 The rights provided in this ARTICLE 12 shall be in addition and without prejudice to any other rights and remedies under the law which the parties may have with respect to any breach of the provisions of this Agreement.

12.9 Waiver by either Party of one or more defaults or breaches shall not deprive such party of the right to terminate because of any subsequent default or breach.

ARTICLE 13
INDEMNIFICATION; INSURANCE; NO WARRANTIES

13.1 LICENSEE shall defend, indemnify and hold harmless MOFFITT and its AFFILIATES, and both of their trustees, directors, officers, employees, and agents and their respective successors, heirs and assigns against any and all liabilities, claims, demands, damages, judgments, losses and expenses of any nature, including without limitation legal expenses and reasonable attorneys’ fees (a “CLAIM”), arising out of any theory of liability (including tort, warranty, or strict liability) or the death, personal injury, or illness of any person or out of damage to any property related in any way to the rights granted under this Agreement; or resulting from the production, manufacture, sale, use, lease, or other disposition or consumption or advertisement of the ROYALTY-BEARING PRODUCTS by LICENSEE, its AFFILIATE, SUBLICENSEEs or any other transferees; or in connection with any statement, representation or warranty of LICENSEE, its AFFILIATES, SUBLICENSEEs or any other transferees with respect to the ROYALTY-BEARING PRODUCTS or arising from this Agreement or from the relationship of the parties; provided, however, that the LICENSEE shall not be responsible to indemnify MOFFITT pursuant to this Section 13.1 to the extent any Claim arises out of MOFFITT’s material omissions, negligence or willful misconduct or material breach of this Agreement.

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13.2 LICENSEE shall purchase and maintain in effect and shall require its SUBLICENSEES to purchase and maintain in effect a policy of commercial, general liability insurance sufficient to protect MOFFITT with respect to events described in Section 13.1. Such insurance shall:

(a) list “MOFFITT their trustees, directors, officers, employees and agents” as additional insureds under the policy;

(b) provide that such policy is primary and not excess or contributory with regard to other insurance MOFFITT may have;

(c) be endorsed to include product liability coverage in amounts no less than Three Million Dollars ($3,000,000) per incident and Five Million Dollars ($5,000,000) annual aggregate during the conducting of clinical trials; and upon commercialization of the ROYALTY-BEARING PRODUCTs to maintain a liability insurance program consistent with sound business practices and at least Three Million Dollars ($3,000,000) per incident and Five Million Dollars ($5,000,000) annual aggregate;

(d) be endorsed to include contractual liability coverage for LICENSEE’s indemnification under Section 13.1; and

(e) by virtue of the minimum amount of insurance coverage required under Section 13.2 (c) not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under Section 13.1;

provided that, if LICENSEE grants a SUBLICENSE and no longer commercializes any ROYALTY-BEARING Product by itself, it shall no longer be required to purchase and maintain such commercial, general liability insurance provided in this Section 13.2.

13.3 By signing this Agreement, LICENSEE certifies that the requirements of Section 13.2 will be met on or before the earlier of (a) the date of FIRST SALE of any ROYALTY-BEARING PRODUCT or (b) the date any ROYALTY-BEARING PRODUCT is tested or used on humans, and will continue to be met thereafter. Upon MOFFITT’S request, LICENSEE shall furnish a Certificate of Insurance and a copy of the current Insurance Policy to MOFFITT. Such policy shall require thirty (30) days’ written notice to MOFFITT prior to any cancellation of or material change to the policy.

(a) MOFFITT MAKES NO REPRESENTATIONS OR WARRANTIES THAT ANY CLAIMS OF THE LICENSED PatentS, ISSUED OR PENDING, ARE VALID, OR THAT THE MANUFACTURE, USE, SALE OR OTHER DISPOSAL OF THE royalty-bearing products OR USE OF THE LICENSED INFORMATION DOES NOT OR WILL NOT INFRINGE ANY PATENT OR OTHER RIGHTS NOT VESTED IN MOFFITT OR ITS AFFILIATES.

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(b) MOFFITT DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LICENSEE SHALL MAKE NO STATEMENTS, REPRESENTATION OR WARRANTIES WHATSOEVER TO ANY THIRD PARTIES WHICH ARE INCONSISTENT WITH SUCH DISCLAIMER.

ARTICLE 14
NOTICES, PAYMENTS

14.1 Any payment, notice or other communication required by this Agreement (a) shall be in writing, (b) may be delivered personally, sent via electronic mail, or sent by reputable overnight courier with written verification of receipt or by registered or certified first class United States Mail, postage prepaid, return receipt requested, (c) shall be sent to the following addresses or to such other address as such party shall designate by written notice to the other party, and (d) shall be effective upon receipt:

FOR MOFFITT:	FOR LICENSEE:
Sr. Director	Lixte Biotechnology Holdings, Inc.
Office of Innovation and Industry	248 Route 25A, No. 2
Alliances

12902 Magnolia Drive, MRC INNOV	East Setauket, NY 11733
Tampa, Florida 33612	jkovach@lixte.com

With Copies to:
H. Lee Moffitt Cancer Center and Research Institute, Inc.
Attention: Office of General Counsel
12902 Magnolia Drive, SRB-OGC
Tampa, Florida 33612-9497

ARTICLE 15
LAWS, FORUM AND REGULATIONS

15.1 LICENSEE shall comply, and shall cause its SUBLICENSEES to comply, with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the ROYALTY-BEARING PRODUCTS. In particular, LICENSEE shall be responsible for assuring compliance with all United States export laws and regulations applicable to this LICENSE and LICENSEE’s and its SUBLICENSEE’S activities under this Agreement.

ARTICLE 16
DISPUTE RESOLUTION

16.1 In the event of any bona fide disagreement or disputed claim of any kind or nature between the Parties arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, the rights or obligations of the Parties hereunder, or any payments due hereunder (each, a “DISPUTE”), such DISPUTE shall be fully and finally resolved in accordance with the process (the “DISPUTE RESOLUTION PROCESS”) set forth in this ARTICLE 16.

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16.2 The Parties shall attempt in good faith to resolve any DISPUTE promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Upon the occurrence of a DISPUTE, a disputing Party shall notify the other Party in writing of such DISPUTE (a “DISPUTE NOTICE”). The DISPUTE NOTICE shall include a statement of the Party’s position and a summary of arguments supporting that position, together with information reasonably necessary for the other Party to assess and respond to the subject of the DISPUTE, including copies of available supporting documents. Promptly following such DISPUTE NOTICE, the executives of both parties shall meet at a mutually acceptable time and place in good faith to attempt to resolve such DISPUTE by mutual agreement. If the DISPUTE has not been so resolved within ten (10) days of the DISPUTE NOTICE, either Party may seek equitable and legal remedies under the court system. MOFFITT may not terminate this Agreement if there is a bona fide DISPUTE regarding the purported grounds for termination, until such DISPUTE is fully and finally resolved in accordance with this ARTICLE 16.

ARTICLE 17
MISCELLANEOUS

17.1 This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

17.2 This Agreement constitutes the entire agreement of the Parties relating to the LICENSED TECHNOLOGIES, and all prior representations, agreements and understandings, written or oral, are merged into it and are superseded by this Agreement.

17.3 The provisions of this Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid, or unenforceable, such determination shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either party

17.4 Article headings are inserted for convenience of reference only and do not form a part of this Agreement.

17.5 No Person not a party to this Agreement, including any employee of either Party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the Parties’ partner with each other or any Third Party.

17.6 This Agreement may not be amended or modified except by written agreement executed by each of the Parties. This Agreement shall not be assigned by a Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned provided that a Party shall not be required to seek the consent of the other Party for any assignment or transfer that occurs in connection with the sale of all or substantially all of such Party’s equity or assets, or the merger of such Party whether or not such Party is the surviving Party of such merger. Any attempted assignment in contravention of this Section 17.6 shall be null and void ab initio and shall constitute a material breach of this Agreement.

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17.7 The failure of any party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of either such provision or of the right of such party thereafter to enforce each and every provision of this Agreement.

17.8 LICENSEE acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Contract Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant agency of the U.S. Government or written assurances by LICENSEE that it shall not export such items to certain foreign countries without prior approval of such agency.

17.9 This Agreement may be executed by the Parties in counterparts, all of which together shall constitute the same instrument.

17.10 The Parties agree that this Agreement may be executed and delivered by facsimile, electronic mail, internet, or any other suitable electronic means, and the Parties agree that signatures delivered by any of the aforementioned means shall be deemed to be original, valid, and binding upon the Parties.

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IN WITNESS to their Agreement, the parties have caused this Agreement to be executed by their duly authorized representatives.

H. LEE MOFFITT CANCER CENTER AND RESEARCH INSTITUTE, INC.		LIXTE BIOTECHNOLOGY HOLDINGS, INC.

By:		By:
Name:	Dr. James J. Mulé	Name:	JOHN S. KOVACH, MD
Title:	Associate Center Director	Title:	PRESIDENT AND CEO
Translational Science

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Appendix A

●	U.S. Patent Application No. 62/028,729 entitled “Protein Phosphatase 2A Inhibitors for Treating Myelodysplastic Syndromes” filed July 24, 2014, (14MA063PR0).

●	U.S. Patent Application No. 62/029,327 entitled “Protein Phosphatase 2A Inhibitors for Treating Myelodysplastic Syndromes” filed July 25, 2014, (14MA063PR).

●	International Patent Application No. PCT/US2015/041709 entitled Protein Phosphatase 2A Inhibitors for Treating Myelodysplastic Syndromes filed on July 23, 2015 (14MA063PRW01)

●	International Patent Application No. PCT/US2015/041714 entitled Protein Phosphatase 2A Inhibitors for Treating Myelodysplastic Syndromes filed on July 23, 2015 (14MA063PRW02)

●	Chinese Patent Application No. 201580041767.1 entitled Protein Phosphatase 2A Inhibitors for Treating Myelodysplastic Syndromes filed on July 23, 2015

●	European Patent Application No. 15825076.1 entitled Protein Phosphatase 2A Inhibitors for Treating Myelodysplastic Syndromes filed on July 23, 2015

●	Japanese Patent Application No. 2017-504104 entitled Protein Phosphatase 2A Inhibitors for Treating Myelodysplastic Syndromes filed on July 23, 2015

●	U.S. Patent Application No. 15/328,838 entitled Protein Phosphatase 2A Inhibitors for Treating Myelodysplastic Syndromes filed on January 24, 2017 (14MA063PRW0US1)

●	U.S. Patent Application No. 15/328,235 entitled Protein Phosphatase 2A Inhibitors for Treating Myelodysplastic Syndromes filed on January 23, 2017 (14MA063PRW0US2)

●	U.S. Patent Application No. 62/287,858 entitled “Clinical Regimen for Treating Myelodysplastic Syndrome with Phosphatase Inhibitor” filed on January 27, 2016. (17MB046PR)

●	International Patent Application No. PCT/US2017/015237 entitled Clinical Regimen for Treating Myelodysplastic Syndrome with Phosphatase Inhibitor filed on January 27, 2017 (17MB046PRW0)

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Appendix B

Protocol

A Ph1b/2 Study Evaluating the Safety and Efficacy of Intravenous LB-100 in Patients with Low or Intermediate-1 Risk Myelodysplastic Syndromes (MDS) who had Disease Progression or are Intolerant to Prior Therapy

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Appendix C

Commercialization Plan

The plan for commercial development of LB-100 alone and /or in combination with other established and investigational anti-cancer drugs for the treatment of Myelodysplastic Syndrome is to partner with a pharmaceutical company skilled in this area. Lixte will seek such a partner when characterization of the treatments claimed in the patent applications has been brought to a state needed to attract such a partner. These steps are characterization of the toxicity of the LB-100 therapies and demonstration of anti-tumor activity in human beings with Myelodysplastic Syndrome.

When therapeutic benefit of LB-100 alone or in combination with other established and investigational anti-cancer drugs is demonstrated, Lixte will engage in discussions with one or more pharmaceutical companies with anti-cancer drug development programs. Members of the scientific advisory board of Lixte have identified senior contacts in the drug development sections of such companies. It should be noted that Myelodysplastic Syndrome is a disease which falls in the “orphan drug category”, a circumstance expected to enhance the interest of the drug industry.

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Appendix D

MOFFITT CANCER CENTER ROYALTY REPORT

LICENSEE:

Agreement Number:

Period Covered: From: / / Through: / /

Prepared By:

Approved By:

Report Currency:

Country	Volume of Sales	Total Gross Sales*	Less Deductions**	NET SALES	Royalty Rate	Royalty Amount	Conversion Rate	Total Royalty in US $

TOTAL:

If license covers several major product lines, please prepare a separate report for each product line. Then combine all product lines into a summary report.

* Gross sales represent amount invoiced or billed to a third party.

** On a separate page, please itemize all deductions and indicate the reasons for such deductions. Permitted deductions are listed in the LICENSE Agreement.

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